Exhibit 99.1

For Release
August 4, 2005
1:00 p.m. PDT

Contacts:
Mike Holtzman	Deirdre Skolfield, CFA
SVP, Finance and Chief Financial Officer	Director, Investor Relations
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2005 Second Quarter Results

Revenues up 24% on strong organic growth, net income per share of $0.01,

Positive EBITDA achieved ahead of schedule and full-year estimates raised

Calabasas, CA, August 4, 2005 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Health Information Services, reported revenues for the quarter ended June 30, 2005 of $57,408,000.  Net income for the second quarter was $146,000, or $0.01 per share, which included an income tax benefit of $240,000, primarily due to an income tax refund related to the Company’s 2004 federal income tax return, which was greater than previously estimated.

SECOND QUARTER HIGHLIGHTS

•                  Revenues for the quarter totaled $57,408,000, up 24.0% year over year and above the Company’s previously announced estimates.  Lab Support segment revenues were up 18.2%, Medical Financial & Allied (MF&A) revenues were up 43.5% and Nurse Travel revenues were up 23.4% versus the second quarter of 2004.

•                  Gross margin for the quarter was 26.7%, an improvement of 70 basis points (bps) year over year.

•                  Selling, General & Administrative expenses (SG&A) were down $418,000 to $15,556,000 from the previous quarter.

•                  Net income for the quarter was $146,000, including an income tax benefit of $240,000, an improvement of $3,017,000 from the preceding quarter’s net loss.

•                  Cash, cash equivalents, restricted cash and marketable securities totaled $25,673,000 at June 30, 2005, an increase of $2,862,000 from the preceding quarter.

For the quarter ended June 30, 2005, revenues were $57,408,000 compared with $46,313,000 in the same period of 2004.  Lab Support segment revenues were $23,934,000 compared to $20,257,000 in the same period of 2004.  Healthcare Staffing segment revenues, which include our Nurse Travel and MF&A lines of business, were $33,474,000 compared to $26,056,000 in the same period of 2004.  Nurse Travel revenues were $24,058,000 compared to $19,495,000 in the same period of 2004.  Nurse Travel revenues were up 20.6% year over year, excluding revenues derived from staffing hospitals experiencing strikes of $604,000 and $43,000 in the second quarter of 2005 and 2004, respectively.  MF&A revenues were $9,416,000 compared to $6,561,000 in the same period of 2004.  The operating loss for the quarter ended June 30, 2005 was $221,000 compared with an operating loss of $4,883,000 in the second quarter of 2004.  Net income for the quarter ended June 30, 2005 was $146,000, or $0.01 per share, as compared to a net loss of $2,990,000, or ($0.12) per share, for the quarter ended June 30, 2004. Net income for the quarter ended June 30, 2005 included an income tax benefit of $240,000, which included an income tax benefit of $380,000 primarily due to the excess of the amount previously estimated from the filing of the 2004 federal income tax return, net of a provision of $140,000, which consisted primarily of foreign and various state taxes. The net loss in the second quarter of 2004 was net of an income tax benefit of $1,809,000. During the fourth quarter of 2004, the Company provided a full valuation allowance against its deferred income tax assets.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “On this one year anniversary of the Revitalization Plan, we are pleased to report strong operating results that reflect accelerated revenue growth, expanded gross margins and positive EBITDA, which are all higher than plan and our previously announced estimates. Our second quarter 2005 results reflect 24% year-over-year revenue growth, strong gross margins and success in cutting our operating costs. Exiting the quarter, the markets we serve remained productive, and our pipeline of business remained robust.  Our weekly assignment revenues for the last three weeks of July averaged approximately $4.6 million per week, excluding conversion and direct placement fees. “

Dameris continued, “Due to our improved operational execution and focus, we expect higher average consolidated bill rates and further growth in the coming quarters. We continue to see clear improvements in demand in both our healthcare and scientific end markets.  Specifically, demand in our Nurse Travel division significantly strengthened during and exiting the quarter. Our average hourly bill rates and bill/pay spreads in all lines of business were up versus the same quarter last year. Our continuing focus in 2005 is to optimize our income generating capabilities.  We continue to work to increase productivity, reduce our indirect expenses and rationalize and leverage our operating expenses in order to achieve appropriate levels of operating income and positive cash flow.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated,  “As a result of our decision to fully reserve against the Company’s deferred income tax assets beginning in the fourth quarter of 2004, we believe it is more meaningful to look at our operating loss and EBITDA when comparing the current quarter’s results to prior quarters.  The operating loss for the second quarter of 2005 was $0.2 million compared with an operating loss of $4.9 million in Q2 2004 and an operating loss of $3.0 million in Q1 2005.  EBITDA for the second quarter of 2005 was positive $1.1 million, or $0.04 per share, compared with negative $3.3 million, or ($0.13) per share, in Q2 2004, and negative $1.5 million, or ($0.06) per share, in Q1 2005.  We are making good progress in improving our operational effectiveness as demonstrated by our return to positive EBITDA ahead of plan.”

Holtzman continued, “Our second quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 31.6%, 20.7% and 29.8%, respectively, and consolidated gross margin improved 70 bps year over year to 26.7%.  We ended the quarter with $25.7 million in cash, cash equivalents, restricted cash and marketable securities.  Our working capital was $40.5 million, up from $39.1 million in the preceding quarter.  Cash provided by operations was $3.0 million, which includes a $5.7 million federal income tax refund received during the quarter.  Capital expenditures decreased slightly to $0.9 million from $1.0 million in the preceding quarter.”

Holtzman said, “Based on the strength of demand for our staffing services experienced quarter to date and progress in our efforts to rationalize and leverage our operating expenses, we currently expect revenues of $57.5 to $59.5 million and (loss)/earnings per share of ($0.03) to $0.01 for the quarter ending September 30, 2005.  We will continue to provide a nominal tax provision until a valuation allowance against our deferred tax asset is no longer considered necessary.  We expect operating expenses of approximately $15.8 to $16.3 million (including depreciation and amortization of approximately $1.4 million per quarter, which excludes the impact of accelerated depreciation from potential future IT initiatives) for the remaining quarters of 2005.”

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we are raising previous guidance of revenues to $220 to $223 million, (from $211 to $215 million), which represents growth of 14% to 15% over 2004.  We project average gross margin for the year of 26.2% to 26.4%.”

On Assignment will hold its quarterly conference call to discuss its 2005 first quarter financial results today, Thursday, August 4, 2005, at 2:00 p.m. PDT.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available from approximately 5:00 p.m. PDT on August 4, 2005 and will run through Friday, August 12, 2005 by dialing (800) 642-1687 or (706) 645-9291 with the access code 7336348.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands, and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall  understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward looking statements include statements regarding the Company’s anticipated financial and operating performance in 2005.  All statements in this release, other than those setting forth strictly historical information, are forward looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues	$57,408	$49,796	$46,313	$107,204	$92,739
Cost of Services	42,073	36,827	34,288	78,900	68,901
Gross Profit	15,335	12,969	12,025	28,304	23,838
Selling, General and Administrative Expenses	15,556	15,974	16,908	31,530	31,257
Operating Loss	(221)	(3,005)	(4,883)	(3,226)	(7,419)
Interest Income	127	214	84	341	176
Pre-tax Loss	(94)	(2,791)	(4,799)	(2,885)	(7,243)
Income Tax Benefit (Expense)	240	(80)	1,809	160	2,750

Net Income (Loss)	$146	$(2,871)	$(2,990)	$(2,725)	$(4,493)

Diluted Earnings (Loss) Per Share	$0.01	$(0.11)	$(0.12)	$(0.11)	$(0.18)

Weighted Average Common and Common Equivalent Shares Outstanding	25,356	25,297	25,233	25,311	25,220

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Lab Support Segment	$23,934	$21,833	$20,257	$45,767	$39,867

Nurse Travel	24,058	19,650	19,495	43,708	40,232
Medical Financial and Allied	9,416	8,313	6,561	17,729	12,640
Healthcare Segment	33,474	27,963	26,056	61,437	52,872
Total	$57,408	$49,796	$46,313	$107,204	$92,739

Gross Profit:
Lab Support Segment	$7,558	$7,019	$6,193	$14,577	$12,036

Nurse Travel	4,968	3,756	3,836	8,724	8,162
Medical Financial and Allied	2,809	2,194	1,996	5,003	3,640
Healthcare Segment	7,777	5,950	5,832	13,727	11,802
Total	$15,335	$12,969	$12,025	$28,304	$23,838

Selected Cash Flow Information:
Cash provided by (used for) Operations	$3,037	$1,269	$(765)	$4,306	$(134)
Capital Expenditures	898	1,032	2,176	1,930	3,585

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET LOSS AND LOSS PER SHARE TO

NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	June 30, 2005		March 31, 2005		June 30, 2004

Net Income (Loss)	$146	$0.01	$(2,871)	$(0.11)	$(2,990)	$(0.12)
Interest Income	(127)	(0.01)	(214)	(0.01)	(84)	(0.00)
Income Tax (Benefit) Expense	(240)	(0.01)	80	0.00	(1,809)	(0.07)
Depreciation	1,029	0.04	1,242	0.05	888	0.03
Amortization of Intangibles	282	0.01	281	0.01	716	0.03
EBITDA	$1,090	$0.04	$(1,482)	$(0.06)	$(3,279)	$(0.13)

Weighted Average Common and Common Equivalent Shares Outstanding	25,356		25,297		25,233

(Unaudited)

(In thousands of dollars)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	June 30, 2005	March 31, 2005	June 30, 2004
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$25,673	$22,811	$31,072
Accounts Receivable, net	29,196	25,495	22,697
Working Capital	40,501	39,093	48,554
Total Assets	89,644	90,366	129,010
Current Liabilities	18,294	18,590	16,040
Long-term Liabilities	152	216	1,466
Stockholders Equity	71,198	71,560	111,504